Exhibit 99.1
LAND O’LAKES, INC.
NEWS RELEASE
For more information contact:
Lydia Botham          651-481-2123
David Karpinski       651-481-2360
Land O’Lakes Revises
Third-Quarter and Year-to-Date Financials
Nov. 13, 2008 (Arden Hills, Minn.) ... Land O’Lakes, Inc. today revised its third-quarter and year-to-date financial results, previously reported in an Oct. 30, 2008 news release. Net earnings for the third quarter were revised from the previously reported $59.9 million to $47.9 million, primarily as a result of inventory valuation procedures in the company’s Agronomy segment that were not properly completed at the time of the Oct. 30 news release. Third-quarter 2007 net earnings were $5.2 million. Year-to-date net earnings, due to the third-quarter revision, were revised from the previously reported $224.0 million to $212.0 million. Earnings over the first three quarters of 2007 were $137.4 million. Net sales were revised marginally, from the previously reported $9.445 billion to $9.449 billion, as a result of reduced return reserves in the Agronomy business.
Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was revised from the previously reported $362.7 million year to date and $101.2 million for the quarter, to $350.5 million and $89.1 million, respectively. Total EBIDTA over the first three quarters of 2007 was $255.1 million, while third quarter 2007 EBIDTA was $44.4 million.
The company also reports EBITDA on a normalized basis, excluding the effects of unrealized hedging, significant asset sales or impairments, legal settlements, debt extinguishment costs and other special items. Third-quarter normalized EBITDA was revised from the previously reported $131.2 million to $119.0 million, while year-to-date normalized EBITDA was revised from the previously reported $403.3 million to $391.2 million. In 2007, normalized EBIDTA was $37.7 million for the third quarter and $221.5 million year to date.
The Company is revising its full-year forecast of normalized EBITDA for 2008 from $455 million to $443 million. This compares to 2007 full year normalized EBIDTA of $321.8 million.
From a business unit perspective:
Agronomy
Agronomy earnings were revised from previously reported third-quarter pretax earnings of $142.2 million to $131.7 million. This resulted in a revision of year-to-date Agronomy pretax earnings from $168.4 million to $158.0 million. The primary reason for the revision relates to the timing of the inventory valuation procedures noted above.
Dairy Foods
Third quarter Dairy Foods pretax earnings were revised from the previously reported pretax loss of $23.4 million to a pretax loss of $25.4 million, which resulted in revised year-to-date Dairy Foods pretax earnings of $14.2 million (versus previously reported year-to-date pretax earnings $16.3 million). The revision in Dairy Foods earnings relates primarily to inventory write downs necessary based on recent market conditions.
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Land O’Lakes Revisions — Page 2 of 2
Layers/Eggs
The company participates in the layers/shell eggs industry through MoArk LLC, a wholly owned subsidiary. The company revised its third-quarter pretax earnings in this business from the previously reported $7.8 million pretax loss to a pretax loss of $8.6 million, primarily to capture additional depreciation expense related to MoArk’s Lakeview, Calif. property. As a result, year-to-date pretax earnings were revised from the previously reported $35.5 million to $34.7 million.
Other Items
Accounting Controls
Based primarily on an evaluation of the adjustments noted above in connection with the company’s assessment of the effectiveness of its internal control over financial reporting as of Sept. 30, 2008, the company’s management and Audit Committee have identified a “material weakness,” as defined in PCAOB Auditing Standard 2, in the internal controls over the company’s financial reporting related to the quarter-end closing process. In addition, and as further detailed below, the company’s management and Audit Committee have identified a “material weakness” in the internal controls over the company’s financial reporting related to the lack of adequate books and records that would enable management to assert to the accuracy of MoArk’s financial statements. This “material weakness” relates to MoArk’s financial records through fiscal year 2006. Beginning in 2007, MoArk consolidated and centralized its finance organization and the company believes that it now has adequate controls in place to ensure the existence and proper maintenance of its books and records. More information related to these material weaknesses and the steps the company is taking to mitigate those weaknesses will be contained in the company’s Form 10-Q filing for the quarter ended September 30, 2008.
MoArk Audit
On Aug. 14, 2008, the company announced that MoArk identified certain errors contained in its historical financial statements. At that time, the company also announced that KPMG LLP had been retained to perform an audit of MoArk’s financial statements for the 2005-2007 periods.
Concurrent with KPMG’s audit, MoArk and the company have been working with an independent consulting firm to reconstruct MoArk’s opening and subsequent balance sheets to properly account for the original capital contributions made in the formation of MoArk and for the acquisitions MoArk and its subsidiaries made during the calendar years 2000-2002.
On Nov. 10, 2008, KPMG informed the company that it was unable to complete its audit of MoArk’s financial statements primarily due to inadequate books and records related to the formation of MoArk and acquisitions completed by MoArk and its subsidiaries noted above. Specifically, KPMG noted that MoArk’s records were incomplete primarily with respect to the original capital contributions and the subsequent purchase price allocations related to the acquisitions and it was, therefore, unable to perform adequate audit procedures related to certain of MoArk’s transactions in accounts, including, but not limited to, goodwill and working capital balances. The company is currently evaluating the potential ramifications of this issue and is exploring other options pursuant to which an audit of MoArk’s financial statements could be completed.
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Land O’Lakes Revisions — Page 3 of 3
The reconstruction work continues, but a lack of adequate books and records has rendered the completion of such work unlikely. Separately, MoArk and the company have been working with the same independent consulting firm to value certain assets contributed to and acquired by MoArk during the calendar years 2000-2002. The company expects that this work will be completed by the end of November. Once the valuation work is complete, the company expects to roll forward the revised balance sheets, then reassess, and correct if necessary, the impact on the company’s consolidated financial statements related to, among other items, the company’s acquisition of the remaining 42.5% of MoArk in January 2006, MoArk’s divestiture of its egg products business in June 2006, and MoArk’s impairment of its shell egg business in the second half of 2006.
As a result of the foregoing, the company will not be able to timely file its Form 10-Q for the period ended Sept. 30, 2008. In addition, despite the ongoing reconstruction and valuation work that is being conducted, there is not enough information currently available for the company to adequately assess the extent of the delay in the company’s filing, to determine whether adequate books and records will become available to allow KPMG to complete its audit of MoArk, or to determine the impact on MoArk’s or the company’s consolidated financial statements.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of more than $11 billion. Land O’Lakes is a Fortune 300 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
Certain information included in this news release is forward-looking. Forward-looking information is based on currently available information and management’s estimates, assumptions and projections. Actual outcomes are subject to significant uncertainties, many of which are beyond Land O’Lakes control. Important risk factors could cause actual future results to differ materially from those currently estimated by management. For a discussion of important risk factors that may materially affect management’s estimates and Land O’Lakes results, please view Land O’Lakes most recent periodic filings, which can be found on the Securities and Exchange Commission’s website (www.sec.gov) and the company’s website (www.landolakesinc.com).

Attachments: Financial Statements

LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,835	$116,839
Receivables, net	1,419,731	1,006,707
Inventories	1,094,239	964,515
Prepaid expenses	38,975	856,033
Other current assets	116,877	76,178

Total current assets	2,698,657	3,020,272

Investments	329,874	303,978
Property, plant and equipment, net	616,054	551,752
Goodwill, net	316,789	318,224
Other intangibles, net	117,008	119,167
Other assets	136,405	118,438

Total assets	$4,214,787	$4,431,831

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$531,225	$132,170
Current portion of long-term debt	2,371	3,082
Accounts payable	1,167,287	1,150,353
Customer advances	11,397	926,240
Accrued liabilities	478,565	339,576
Patronage refunds and other member equities payable	50,976	28,065

Total current liabilities	2,241,821	2,579,486

Long-term debt	578,805	590,288
Employee benefits and other liabilities	248,505	223,714
Minority interests	18,497	6,175
Commitments and contingencies
Equities:
Capital stock	1,644	1,701
Member equities	968,704	937,126
Accumulated other comprehensive loss	(61,052)	(61,931)
Retained earnings	217,863	155,272

Total equities	1,127,159	1,032,168

Total liabilities and equities	$4,214,787	$4,431,831

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
		(Restated)		(Restated)
Net sales	$2,864,339	$2,134,573	$9,449,203	$6,338,872
Cost of sales	2,611,510	1,972,285	8,634,179	5,769,618

Gross profit	252,829	162,288	815,024	569,254

Selling, general and administrative	200,872	158,194	558,560	448,047
Restructuring and impairment	—	32	41	1,721
Gain on insurance settlement	(4,032)	—	(4,032)	(5,941)

Earnings from operations	55,989	4,062	260,455	125,427

Interest expense, net	13,531	9,794	46,253	33,514
Other (income) expense, net	—	(9,383)	12	(37,679)
Equity in earnings of affiliated companies	(13,541)	(10,317)	(38,099)	(31,313)
Minority interest in earnings of subsidiaries	3,870	286	15,553	872

Earnings before income taxes	52,129	13,682	236,736	160,033
Income tax expense	4,220	8,443	24,759	22,666

Net earnings	$47,909	$5,239	$211,977	$137,367

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
		(Restated)
Cash flows from operating activities:
Net earnings	$211,977	$137,367
Adjustments to reconcile net earnings to net cash used by operating activities:
Depreciation and amortization	67,520	61,514
Amortization of deferred financing costs	1,576	1,727
Bad debt expense	5,562	2,334
Proceeds from patronage revolvement received	1,777	3,133
Non-cash patronage income	(4,177)	(1,462)
Insurance recovery — business interruption	—	4,551
Deferred income tax benefit	(16,448)	(29,807)
Increase in other assets	(2,271)	(2,057)
Increase (decrease) in other liabilities	21,397	(715)
Restructuring and impairment	41	1,721
Gain on divestiture of businesses	—	(28,474)
Loss (gain) on sale of investments	12	(9,205)
Gain on insurance settlement	(4,032)	(5,941)
Equity in earnings of affiliated companies	(38,099)	(31,313)
Dividends from investments in affiliated companies	32,652	27,020
Minority interests	15,553	872
Other	(2,697)	(218)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(411,460)	(185,641)
Inventories	(107,278)	(150,118)
Prepaids and other current assets	810,225	305,287
Accounts payable	11,421	210,550
Customer advances	(933,016)	(410,611)
Accrued liabilities	140,867	66,824

Net cash used by operating activities	(198,898)	(32,662)

Cash flows from investing activities:
Additions to property, plant and equipment	(120,533)	(62,309)
Acquisitions, net of cash acquired	(9,040)	(2,930)
Investments in affiliates	(50,860)	(216,555)
Distributions from investments in affiliated companies	8,824	—
Net settlement on repositioning investment in joint venture	—	(133,539)
Net proceeds from divestiture of businesses	—	212,101
Proceeds from sale of investments	49	475
Proceeds from sale of property, plant and equipment	5,581	5,068
Insurance proceeds for replacement assets	5,321	8,635
Change in notes receivable	(11,606)	(18,193)
Other	3,049	(606)

Net cash used by investing activities	(169,215)	(207,853)

Cash flows from financing activities:
Increase in short-term debt	388,685	282,634
Proceeds from issuance of long-term debt	496	5,500
Principal payments on long-term debt	(14,138)	(36,856)
Payments for redemption of member equities	(94,896)	(36,213)
Other	(38)	(156)

Net cash provided by financing activities	280,109	214,909

Net decrease in cash and cash equivalents	(88,004)	(25,606)

Cash and cash equivalents at beginning of the period	116,839	79,707

Cash and cash equivalents at end of the period	$28,835	$54,101

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve
			Months
	Nine Months Ended		Ended
	September 30,		September 30,
	2008	2007	2008
Earnings before income taxes	$236,736	$160,033	$278,607
Interest expense, net	46,253	33,514	61,657
Depreciation	58,017	53,011	77,932
Amortization	9,503	8,503	12,214

Total EBITDA	350,509	255,061	430,410

Unrealized hedging loss (gain)	35,731	(7,631)	30,506
Gain on insurance settlement	(4,032)	(5,941)	(4,032)
Gain on divestitures	—	(28,474)	—
Loss (gain) on sale of investments	12	(9,205)	534
Restructuring & impairments	41	1,721	2,290
Agronomy repositioning	—	15,959	909
Environmental Reserve	8,900	—	8,900
Note receivable reserve & equity investment impairment	—	—	22,001

Normalized EBITDA	$391,161	$221,490	$491,518